                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Transmedia Europe, Inc.
                            ------------------------
                                (Name of Issuer)

                        Common Stock, Par Value, $.00001
                        --------------------------------
                         (Title of Class of Securities)

                                    893764100
                                  -------------
                                  (CUSIP Number)

                               December 31, 2001
                               ------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                         ------------------
  CUSIP NO. 893764100                 13G                     Page 2 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSON.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Europe Fund Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF               0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             2,760,600 shares of Common Stock
       EACH               Warrants (exercisable into up to 6,000,000 shares of
     REPORTING            Common Stock)/1/
      PERSON       -------------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                             0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
                                                                             [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                              CO
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-------------------                                           ------------------
CUSIP NO. 893764100                   13G                     Page 3 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Europe Partners LP
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   Delaware
      U.S.A.
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
    NUMBER OF                0
      SHARES         -----------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             2,760,600 shares of Common Stock
       EACH               Warrants (exercisable into up to 6,000,000 shares of
    REPORTING             Common Stock)/1/
      PERSON         -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER
                             0
                     -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
                                                                             [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                              PN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                         ------------------
  CUSIP NO. 893764100                 13G                     Page 4 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSON.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Partners Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF               0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             2,760,600 shares of Common Stock
      EACH                Warrants (exercisable into up to 6,000,000 shares of
    REPORTING             Common Stock)/1/
     PERSON        -------------------------------------------------------------
      WITH               7.   SOLE DISPOSITIVE POWER
                             0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
                                                                             [X]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    Up to 9.9% as of the date of filing this statement./1/ (Based on
    35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
                            CO
------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                         ------------------
  CUSIP NO. 893764100                 13G                     Page 5 of 11 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSON.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Capital Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United Kingdom
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER
     NUMBER OF               0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6.     SHARED VOTING POWER
     OWNED BY             2,760,600 shares of Common Stock
      EACH                Warrants (exercisable into up to 6,000,000 shares of
    REPORTING             Common Stock)/1/
      PERSON       -------------------------------------------------------------
       WITH        7.     SOLE DISPOSITIVE POWER
                             0
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
                                                                             [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12                           CO
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                         ------------------
  CUSIP NO. 893764100                 13G                     Page 6 of 11 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSON.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name William Philip Richards
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United Kingdom
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
    NUMBER OF                0
      SHARES       -------------------------------------------------------------
     OWNED BY        6.   SHARED VOTING POWER
   BENEFICIALLY           2,760,600 shares of Common Stock
       EACH               Warrants (exercisable into up to 6,000,000 shares of
    REPORTING             Common Stock)/1/
     PERSON        -------------------------------------------------------------
      WITH           7.   SOLE DISPOSITIVE POWER
                             0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
                                                                             [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                              IN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                         ------------------
  CUSIP NO. 893764100                 13G                     Page 7 of 11 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENNTIFICATION NO. OF ABOVE PERSONS
      Name Michael Alen-Buckley
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]

                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United Kingdom
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
                                  0
     NUMBER OF      ------------------------------------------------------------
      SHARES         6.   SHARED VOTING POWER
   BENEFICIALLY           2,760,600 shares of Common Stock
     OWNED BY             Warrants (exercisable into up to 6,000,000 shares of
       EACH               Common Stock)/1/
    REPORTING       ------------------------------------------------------------
     PERSON          7.   SOLE DISPOSITIVE POWER
      WITH                        0
             -------------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
                                                                             [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                              IN
--------------------------------------------------------------------------------

/1/ Purusant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-------------------                                           ------------------
Cusip No. 893764100                    13G                    Page 8 of 11 Pages
-------------------                                           ------------------


Item 1(a)         Name of Issuer: Transmedia Europe, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  11 St. James Square
                  London SW1Y 4LB
                  England

Item 2(a)         Name of Person Filing
Item 2(b)         Address of Principal Business Office
Item 2(c)         Citizenship

                  RAB Europe Fund Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Europe Partners LP
                  c/o RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  Delaware limited partnership

                  RAB Partners Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom company

                  William Philip Richards
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

                  Michael Alen-Buckley
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.00001 per share

-------------------                                           ------------------
Cusip No. 893764100                    13G                    Page 9 of 11 Pages
-------------------                                           ------------------


Item 2(e)         CUSIP Number: 893764100

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)  [__]   Broker or dealer registered under Section 15 of
                              the Exchange Act;

                  (b)  [__]   Bank as defined in Section 3(a)(6) of the Exchange
                              Act;

                  (c)  [__]   Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act;

                  (d)  [__]   Investment company registered under Section 8 of
                              the Investment Company Act;

                  (e)  [__]   An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(E);

                  (f)  [__]   An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [__]   A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

                  (h)  [__]   A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i)  [__]   A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X}

Item 4            Ownership:

                  RAB Europe Fund Limited
                  RAB Europe Partners LP
                  RAB Partners Limited
                  RAB Capital Limited
                  William Philip Richards
                  Michael Alen-Buckley

      (a)         Amount beneficially owned:

                  2,760,600 shares of Common Stock

                  Warrants (exercisable into up to 6,000,000 shares of Common Stock)/1/

      (b)         Percent of Class:

-------------------                                          -------------------
Cusip No. 893764100                    13G                   Page 10 of 11 Pages
-------------------                                          -------------------


                  Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in
                  Item 4(a) above.)

      (c)         Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: See item (a) above.

                  (iii) sole power to dispose or to direct the disposition of: 0

                  (iv)  shared power to dispose or to direct the disposition of:
                        See item (a) above.

      /1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

Item 5            Ownership of Five Percent or Less of a Class:
                                 Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:
                                 Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                                 Not Applicable.

Item 8            Identification and Classification of Members of the Group:
                                 Not Applicable.

Item 9            Notice of Dissolution of Group:
                                 Not Applicable.

Item 10           Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
Cusip No. 893764100                    13G                   Page 11 of 11 Pages
-------------------                                          -------------------


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2002


RAB EUROPE FUND LIMITED                      RAB EUROPE PARTNERS LP

By: RAB Capital Limited,                     By: RAB Partners Limited,
     its Investment Manager                       its General Partner

    By: /s/ William Philip Richards              By: /s/ William Philip Richards
        ---------------------------                  ---------------------------
        William Philip Richards,                     William Philip Richards,
        Managing Director                            Director


RAB PARTNERS LIMITED                         RAB CAPITAL LIMITED

By: /s/ William Philip Richards              By: /s/ William Philip Richards
    ---------------------------                  ---------------------------
    William Philip Richards,                     William Philip Richards,
    Director                                     Managing Director


WILLIAM PHILIP RICHARDS                      MICHAEL ALEN-BUCKLEY


/s/ William Philip Richards                  /s/ Michael Alen-Buckley
---------------------------                  ------------------------